Annual Shareholder Meetings Results:

The Funds held their annual meetings of shareholders on December 23, 2008. Common/Preferred shareholders of each fund voted to re-elect
R. Peter Sullivan III and John C. Maney as class III Trustees to serve until 2011 and to elect Diana L. Taylor as Class II Trustee to serve until 2010. The resulting vote count is indicated below:
								Withheld
Municipal II:					Affirmative	Authority
Re-Election of R. Peter Sullivan III 		48,215,403      3,828,730
Re-Election of John C. Maney 			48,230,919	3,813,214
Election of Diana L. Taylor *                       15,441	    2,465

California Municipal II:
Re-Election of R. Peter Sullivan III  		26,123,380      2,551,859
Re-Election of John C. Maney  			26,076,993 	2,598,246
Election of Diana L. Taylor*               	     7,956	        8

New York Municipal II:
Re-Election of R. Peter Sullivan III   		 9,500,031         717,431
Re-Election of John C. Maney   		         9,497,856 	   719,606
Election of Diana L Taylor*  		             3,511	       262

Messrs. Hans W. Kertess *, Robert E. Connor, William B. Ogden IV and Paul Belica continue to serve as Trustees of the Funds.

Mr. John Dalessandro served as a Trustee of the Funds until his death on September 14, 2008

____________________________
* Preferred Shares Trustee